Exhibit 10.5
NOTICE TO U.S. TAX RESIDENTS:
VESTING OF THIS RESTRICTED STOCK UNIT AWARD WILL BE A TAXABLE EVENT AND WILL RESULT IN THE RECOGNITION BY YOU OF ORDINARY INCOME IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE OF THE SHARES UNDERLYING THIS RESTRICTED STOCK UNIT AWARD THAT BECOME VESTED. ON SUCH DATE WHEN VESTING OCCURS AND AS A CONDITION TO THE SHARES BEING RELEASED TO YOU, THE COMPANY MUST COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER PAYROLL TAX WITHHOLDING FROM YOU BASED UPON SUCH FAIR MARKET VALUE.
NOTICE TO NON-U.S. RESIDENTS:
YOU MAY HAVE ADDITIONAL TERMS AND CONDITIONS FOR YOUR AWARD, WHICH ARE DESCRIBED IN EXHIBIT A TO THIS AGREEMENT. IN ADDITION, IF YOU ARE A TAX RESIDENT OF A COUNTRY OUTSIDE THE U.S., YOUR TAX CONSEQUENCES MAY BE DIFFERENT THAN DESCRIBED ABOVE. AS A CONDITION TO THE SHARES BEING RELEASED TO YOU, THE COMPANY MUST COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER PAYROLL TAX WITHHOLDING THAT MAY BE DUE BY REASON OF THE GRANT OR VESTING OF THIS AWARD.
ADC TELECOMMUNICATIONS, INC.
THREE-YEAR TIME BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT
TO:
RSU#:
SAP EMPLOYEE ID#:
To encourage your continued employment with ADC Telecommunications, Inc. (the “Company”) or its Affiliates, you have been granted this restricted stock unit award (the “Award”) pursuant to the Company’s 2008 Global Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement and the additional terms and conditions set forth in Exhibit A to this agreement (collectively, this “Agreement”).
The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The terms of the Award are:
1. Grant Date:                                                                                  (hereinafter “Grant Date”)
2. Number of Restricted Stock Units Subject to this Award:                                          (hereinafter “Target Award Number”)
3. Vesting Schedule: Subject to the other terms and conditions of this Agreement and the Plan, the Award will vest on the third anniversary of the Grant Date provided that you have been continuously employed since the Grant Date by the Company and its Affiliates. The day on which your Award is scheduled to vest pursuant to this Section 3 is referred to in this Agreement as the “Scheduled Vest Date.”
4. Conversion of Restricted Stock Units and Issuance of Shares. Subject to the other terms of the Award, upon the Scheduled Vest Date (or such other vesting date as is provided in Section 10 below), you shall receive, in accordance with the terms and provisions of the Plan and this Agreement, one share of Common Stock for each restricted stock unit (the “Shares”). The Company will transfer such Shares to you as soon as administratively feasible following any vesting of the Award and your satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement. No Shares shall be issued upon vesting of the Award unless such issuance complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. You understand that your participation in the Plan is conditioned on the Company obtaining all necessary orders, decisions, rulings and approvals from the relevant governmental regulatory authorities. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent or delivery to a broker designated by the Company.
5. Termination of Employment. For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of:
     (a) the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntarily termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); or
     (b) the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.
     (c) Except as provided in Sections 9(a), (b), (c) and (d) below, if your Employment Termination Date occurs before the Scheduled Vest Date, the entire Award as of your Employment Termination Date shall be forfeited and immediately cancelled.
     (d) The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the exclusive discretion to determine the Employment Termination Date.
6. Workforce Protection. You understand that the Company has an important business interest in preserving and retaining its relationships with its employees and its Affiliates’ employees (collectively, the “Covered Employees”). In consideration of your employment with the Company as well as the entry by the Company into this Agreement, during the term of your employment and for one year thereafter, you promise that you will not directly or indirectly or in cooperation with others:
(a)	Seek, encourage, solicit, or attempt to solicit any Covered Employee to leave his or her employment for any reason or in any way interfere with his or her employment relationship;
(b)	Induce or attempt to induce any Covered Employee to accept employment with, work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or its Affiliates to any other person or entity; or
(c)	Employ, or otherwise pay for services rendered by, any Covered Employee in any other business enterprise.
As part of your obligations to the Company and without limiting the foregoing, you specifically agree that for the one year period after your employment with the Company terminates, you will not interview, recommend for hire, identify or provide any input to any third party in which you have an interest as an employee, officer, consultant, director or owner about a Covered Employee where the purpose or outcome of such action by you is to recruit, provide a reference or otherwise assist a Covered Employee to leave his or her employment and join the third party in which you have an interest as described herein. You also acknowledge that your promises as contained herein are not excused in circumstances where the Covered Employee initiates a discussion of this nature with you. In that event, you agree to advise the Covered Employee of your obligations hereunder. You further agree that during the one year period after you leave the Company, you will inform any new employer you may have of your obligations under this Agreement.
7. Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights, rights with respect to cash dividends paid by the Company on shares of its Common Stock or any other rights whatsoever) issuable under the Award until the Award is settled by the issuance of such Shares to you.
8. Tax Withholding.

     (a) Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Company and/or your Employer: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or issuance of Shares, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends or dividend equivalents (if any); and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. As a condition and term of this Award, no election under Section 83(b) of the United States Internal Revenue Code may be made by you with respect to this Award.
     (b) Prior to any taxable event arising as a result of the Award, you must make such arrangements as the Company or its Affiliates may permit or require for the satisfaction of tax withholding obligations (including U.S. federal, state and local taxes and any non-U.S. taxes or social contributions) that the Company determines are or may be required in connection with such event (the “Tax Withholding Obligation”). In connection with fulfilling your Tax Withholding Obligation, you must provide to the Company your residence address and notify the Company of any changes to the same before any taxable event arises as a result of the Award (the “Tax Withholding Information”). In the event you fail to timely and accurately meet your obligations regarding the provision and maintenance of Tax Withholding Information, then the Company may, in its sole discretion, cancel your right to receive any of the Shares that are subject to this Award. The Tax Withholding Information should be sent to ADC’s Stock Compensation Program address listed on the last page of this Agreement. If permitted by the Company, you may satisfy your Tax Withholding Obligation in one of the following two ways:
     (i) Direct Payment: you may elect to satisfy your Tax Withholding Obligation by delivering to the Company, no later than three (3) U.S. business days after any vesting (whether in whole or in part) of the Award, a wire transfer or certified or cashier’s check payable to the Company in U.S. dollars equal to the amount of the Tax Withholding Obligation, as determined by the Company. This is referred to as a “Cash Payment Election”; or
     (ii) Share Withholding: you may elect to have the Company retain from the Shares issuable upon any vesting (whether in whole or in part) of the Award that number of Shares having a Fair Market Value upon such vesting that is sufficient to satisfy your Tax Withholding Obligation. This is referred to as a “Share Withhold Election.”
The Company reserves the right to specify from time-to-time which of the foregoing two elections will be available and to specify the time and manner for making an election. If no election is made by you or if you make a Cash Payment Election and fail to deliver the required funds to the Company on a timely basis, then the Company may, in its sole discretion, require a Share Withhold Election. Your acceptance of this Award constitutes your consent and authorization for the Company to take such action as may be necessary to effectuate either such election.
     (c ) The Company may refuse to issue any Shares to you until you satisfy any Tax Withholding Obligation.
     (d) If your Tax Withholding Obligation is not satisfied by the means described above, you authorize your Employer to withhold all such obligations from your wages or other cash compensation paid to you by your Employer.
9. Transfer of Award. Your rights under the Award may only be transferred in accordance with the terms of the Plan.
10. Acceleration of Scheduled Vest Date/Portional Vesting.
     (a) In the event of a “Change in Control” of the Company both prior to the Scheduled Vest Date and while you remain employed by the Company or any of its Affiliates, then the entire Award shall become immediately vested on the effective date of such Change in Control. For purposes of this Agreement, the following terms shall have the following meanings:
(1) “Change in Control” shall mean:
     (i) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the

U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;
     (ii) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term “person” shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;
     (iii) the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;
     (iv) consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than fifty percent (50%) of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;
     (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
     (vi) the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.
     (vii) the definition of “Change in Control” is subject to changes as may be determined by the Committee as necessary to comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act.
(2) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement as first written above or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (b), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
     (b) If your employment with your Employer is terminated prior to the Scheduled Vest Date because of your death or long-term disability, then on your Employment Termination Date this Award shall become immediately vested in full. You hereby agree that any determination that your employment has been terminated because of a long-term disability shall be subject to the written acknowledgment and agreement of the Company’s legal department made in its sole discretion.
(c)	If your employment with your Employer is terminated prior to the Scheduled Vest Date because of a Divestiture, a Reduction in Force, or an employment separation event where you receive notice of opportunity to participate in an ADC Telecommunications, Inc. severance plan, then a prorated portion of this Award will vest on the earlier to occur of (i) the Scheduled Vest Date or (ii) a Change of Control. The prorated number of units that shall become subject to vesting will be calculated based on the following formula: (a) (the number of calendar days you were actively employed following the Grant Date and through the Employment Termination Date divided by 1,095) multiplied by (b) the Target Award Number. For example, if you were actively employed for 300 days, and if this Award covers 100 units, then you would become vested in 27 units (i.e. (300/1095) x 100 = 27.4). On your Employment Termination Date, the portion of your Award that does not become subject to future vesting will be forfeited and immediately cancelled.

(d)	If your employment with your Employer is terminated prior to the Scheduled Vest Date because of your Retirement, then this entire Award will vest on the earlier to occur of the Scheduled Vest Date or a Change of Control. In the event of your Retirement, any vesting of your Award is conditioned upon you complying with the following non-competition restrictions: For one year following the effective date of your Retirement from the Company, you may not, without the Company’s prior written consent, directly or indirectly, for yourself or any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or material shareholder, or in any other individual or representative capacity: (i) engage in or participate in any activity that competes, directly or indirectly, with any Company business, product or service that you engaged in, participated in, or had confidential information (as described below) about during your employment or (ii) assist anyone in engaging in any of the activities which you are prohibited from engaging in directly in your own capacity. You specifically agree and acknowledge that the Company’s business competes on a global basis and that this restriction is reasonable and will apply throughout the global locations where the Company conducts business. To the extent you and the Company at any time agree to enter into separate agreements containing restrictions with different or inconsistent terms than those herein, you and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the restrictions contained herein. By accepting this Restricted Stock Unit Award Agreement, you agree that the provisions of this non-competition restriction are reasonable and necessary to protect the legitimate interests of the Company.
     For the purposes of this Agreement, the following terms shall have the following meanings:
(1)	“Retirement” shall mean the voluntary termination of your employment with your Employer if (a) you are employed in a country on your Employment Termination Date that on the Grant Date was not a member of the European Union and (i) you are at least 55 years old, and (ii) your age in years plus your years of service (as defined by the Company in its sole discretion for the purposes of this Award) equals at least 65; or (b) you are employed in a country on your Employment Termination Date that on the Grant Date was a member of the European Union and you have at least 30 years of service (as defined by the Company in its sole discretion for the purposes of this Award).

(2)	“Divestiture” shall mean the sale or transfer of the business that employs you by the Company such that either (i) for any period of time immediately after the moment the divestiture closes you are an Employee of such business but are no longer employed by the Company or an Affiliate of the Company, or (ii) there has been an involuntary termination of your employment with your employer both in connection with and prior to the closing of the sale or transfer of such business; and

(3)	“Competitor” shall mean any person or entity who is, or is actively planning to engage in, the design, manufacture, sale, distribution or servicing of any products or services that are sold in competition with any of the products or services of the Company and its Affiliates at any time while you are employed by such person or entity.

(4)	“Reduction in Force” means a termination occurring as part of a position elimination where an offer is made to the impacted employee to participate in ADC’s general reduction in force or redundancy program.
11. Further Acts. You agree to execute and deliver any additional documents and to perform any other acts necessary to give full force and effect to the terms of this Agreement.
12. New, Substituted or Additional Securities. In the event of any stock dividend, stock split or consolidation or any like capital adjustment of any of the outstanding securities of the Company, then upon vesting of the Award, for each Share acquired, you shall receive the total number and kind of securities or other property to which you would have been entitled had you owned the Shares of record as of the date the stock dividend, stock split or consolidation or the like capital adjustment occurred. For the avoidance of doubt, all new, substituted or additional securities or other property to which you become entitled by reason of the immediately preceding sentence shall be subject to forfeiture to the Company with the same force and effect as is the Award.
13. Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.
14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflict of laws principles. By accepting this Award, you agree to submit to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement or the Award, and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. You also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. You hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of the Company or any of its Affiliates with respect thereto. You further agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.
15. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any of its Affiliates, nor do they limit in any respect the right of the Company or any of its Affiliates to terminate your employment or other relationship with the Company or any of its Affiliates, as the case may be, at any time, (i) no claim or entitlement to compensation or damages arises from termination of the Award which results from the termination of your employment by the Company or your Employer (for any reason and whether or not in breach of contract) or any diminution in value of the Award or Shares issued pursuant to the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, (j) you consent to the delivery by electronic means of any notices, documents or election forms related to the Award, the Plan or future grants under the Plan, if any, and (k) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Awards under the Plan, if any, will terminate on the Employment Termination Date.

16. Confidential Information.
(a)	In further consideration of the grant of this Award, you specifically acknowledge and agree you are bound to protect the Company’s confidential information which includes but is not limited to proprietary information, confidential data and any other representation of Company knowledge, whether verbal, printed, written or electronically recorded or transmitted. This includes confidential information concerning any technologies, concepts, engineering, sales and financial details, customer names and information, pricing, business strategies and other related or similar confidential data. You acknowledge that the obligation to protect the Company’s confidential information continues after you leave the Company, regardless of the reason. You agree to refrain from giving future employers any confidential information belonging to the Company. This obligation to preserve confidential information exists independently of and in addition to any obligation to which you are subject under the terms of the Company’s Invention, Copyright and Trade Secret Agreement, or other similar document.
(b)	You acknowledge that breach of this Section 16 would be highly injurious to the Company, and the Company reserves its rights to pursue all available remedies, including but not limited to equitable and injunctive relief and damages. You specifically agree that the Company shall be entitled to obtain temporary and permanent injunctive relief from a court of law to enforce the provisions of this Section 16, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or to seek and obtain any other relief available to it. You further acknowledge that this Section 16 shall be enforceable by the Company even if no portion of this Award becomes vested.
17. Data Privacy Consent. You hereby consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, and details of all Awards to you under the Plan, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You may request a list with the names and addresses of any potential recipients of the Data by contacting ADC’s Global Rewards — Stock Group. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon settlement of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing ADC’s Global Rewards — Stock Group. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact ADC’s Global Rewards — Stock Group.
Very truly yours,

ADC TELECOMMUNICATIONS, INC.

Vice President and General Counsel